Exhibit 2.1
FORM OF AGREEMENT AND PLAN OF MERGER
OF
ENDURO ROYALTY TRUST
AND
ENDURO TEXAS LLC
          This Agreement and Plan of Merger (this “Plan of Merger”) is made as of the ____ day of ________, 2011, between Enduro Royalty Trust, a Delaware statutory trust (the “Trust”), and Enduro Texas LLC, a Texas limited liability company (the “Texas LLC”).
W I T N E S S E T H
          WHEREAS, the Trust desires to acquire the properties and other assets, and to assume all of the liabilities and obligations, of the Texas LLC by means of a merger of the Texas LLC with and into the Trust;
          WHEREAS, Section 3815 of the Delaware Statutory Trust Act (the “Delaware Act”) and Chapter 10 of the Texas Business Organizations Code (the “TBOC”) authorize the merger of a Texas limited liability company with and into a Delaware statutory trust;
          WHEREAS, the Trust and the Texas LLC now desire to merge (the “Merger”), following which the Trust shall be the surviving entity;
          WHEREAS, the Merger, this Plan of Merger and the consummation of the Merger have been approved in accordance with the Delaware Act, the TBOC and the terms of the governing documents of the Trust and Texas LLC; and
          WHEREAS, the sole member of the Texas LLC has approved this Plan of Merger and the consummation of the Merger.
          NOW THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I
THE MERGER
     SECTION 1.01. The Merger.
          (a) After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, as the Trust shall determine, the Trust, which shall be the surviving entity, shall file a certificate of merger (the “Delaware Certificate of Merger”)

with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The Trust and the Texas LLC shall file a certificate of merger (the “Texas Certificate of Merger”) with the Secretary of State of the State of Texas and make all other filings or recordings required by Texas law in connection with the Merger. The Merger shall become effective at such time as is specified in the Delaware Certificate of Merger and the Texas Certificate of Merger (the “Effective Time”).
          (b) At the Effective Time, the Texas LLC shall be merged with and into the Trust, whereupon the separate existence of the Texas LLC shall cease, and the Trust shall be the surviving entity of the Merger (the “Surviving Entity”) in accordance with Section 3815 of the Delaware Act and Section 10.008 of the TBOC.
     SECTION 1.02. Interests. At the Effective Time, the limited liability company interest in the Texas LLC outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive [•] trust units of the Trust and shall cease to be outstanding and shall be canceled. Contractual appraisal rights shall not be available as a result of the Merger.
ARTICLE II
THE SURVIVING ENTITY
     SECTION 2.01. Certificate of Trust and Trust Agreement. The Certificate of Trust and the Trust Agreement of the Trust, as in effect at the Effective Time, shall be the certificate of trust and trust agreement of the Surviving Entity unless and until amended in accordance with their terms and applicable law. The name of the Surviving Entity shall be Enduro Royalty Trust.
ARTICLE III
TRANSFER AND CONVEYANCE OF ASSETS
AND ASSUMPTION OF LIABILITIES
     SECTION 3.01. Transfer, Conveyance and Assumption. At the Effective Time, the Trust shall continue in existence as the Surviving Entity, and without further transfer, succeed to and possess all of the rights, privileges and powers of the Texas LLC, and all of the assets and property of whatever kind and character of the Texas LLC shall vest in the Trust without further act or deed; thereafter, the Trust, as the Surviving Entity, shall be liable for all of the liabilities and obligations of the Texas LLC, and any claim or judgment against the Texas LLC may be enforced against the Trust, as the Surviving Entity, in accordance with Section 3815 of the Delaware Act and Section 10.008 of the TBOC.
     SECTION 3.02. Further Assurances. If at any time the Trust shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Entity the title to any property or right of the Texas LLC, or otherwise to carry out the provisions hereof, the proper representatives of the Texas LLC as of the Effective Time shall execute and deliver any and all proper deeds, assignments, and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving Entity, and otherwise to carry out the provisions hereof.
ARTICLE IV
TERMINATION
     SECTION 4.01. Termination. This Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
          (a) by mutual written consent of the Trust and the Texas LLC;
          (b) by either the Trust, or the Texas LLC, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining the Trust or the Texas LLC from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.
     SECTION 4.02. Effect of Termination. If this Plan of Merger is terminated pursuant to Section 4.01, this Plan of Merger shall become void and of no effect with no liability on the part of either party hereto.
ARTICLE V
MISCELLANEOUS
     SECTION 5.01. Amendments; No Waivers. Any provision of this Plan of Merger may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by the Trust and the Texas LLC. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     SECTION 5.02. Integration. All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, between the Trust and the Texas LLC, or their representatives, are merged into this Plan of Merger, and this Plan of Merger shall constitute the entire understanding between the Trust and the Texas LLC with respect to the subject matter hereof.
     SECTION 5.03. Successors and Assigns. The provisions of this Plan of Merger shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Plan of Merger without the consent of the other party hereto.

     SECTION 5.04. Governing Law. This Plan of Merger shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.
     SECTION 5.05. Counterparts; Effectiveness. This Plan of Merger may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Plan of Merger shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be duly executed as of the day and year first above written.

ENDURO ROYALTY TRUST
By:	The Bank of New York Mellon Trust Company,
N.A., not individually but solely as trustee

By:
	Name:	Michael J. Ulrich
	Title:	Vice President

ENDURO TEXAS LLC
By:	Enduro Resource Partners LLC, its sole
member

By:
	Name:	Jon S. Brumley
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]